Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement Nos. 333-151087, 333-151088, 333-147715, 333-100648, 333-142182 and 333-61862 on Form S-3 and Registration Statement Nos. 333-148684, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, 333-145971, 333-143465, 333-142183, 333-04131 and 333-153911 on Form S-8 of Nuance Communications, Inc. of our report dated August 11, 2008 related to the consolidated financial statements of SNAPin Software, Inc. and Subsidiary as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 appearing in this Current Report on Form 8-K of Nuance Communications, Inc.
/s/ Moss Adams llp
Seattle, Washington
November 28, 2008